Exhibit 99.1

MOVING TOWARD CURRENT STATUS, NAVISTAR ANNOUNCES 2006
FINANCIAL RESULTS

WARRENVILLE, IL (March 6, 2008) − In another step toward becoming a current filer with the Securities and Exchange Commission (SEC), Navistar International Corporation (Other OTC: NAVZ) reported its financial results for 2006.

“We are confident that we will be current in our annual financial statement filings by mid-year.” said Daniel C. Ustian, Navistar chairman, president and chief executive officer.

The company reported net sales and revenue of $14.2 billion in 2006 − up from $12.1 billion in 2005.

Steady top line growth was accompanied by gains in the company’s operational profitability. Pro forma manufacturing segment profit was $838 million in 2006, nearly doubling 2005 performance of $421 million. Net income was $301 million in 2006, up from $139 million in 2005.

“We continue to drive efficiency into our processes to deliver greater value for our shareholders,” Ustian said. “We’re executing a winning strategy built on the three pillars of great products, an efficient cost structure and profitable growth.”

The company continues to analyze risk, strengthen internal controls and institute process improvements throughout the organization to ensure accurate, timely and transparent financial reporting.

Navistar International Corporation (Other OTC: NAVZ) is a holding company whose wholly owned subsidiaries produce International® brand commercial trucks, MaxxForce™ brand diesel engines, IC brand school and commercial buses, and Workhorse brand chassis for motor homes and step vans. It also is a private-label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. The company also provides truck and diesel engine parts and service. Another wholly owned subsidiary offers financing services. Additional information is available at www.Navistar.com.

The pro forma manufacturing segment profit is unaudited and reflects a 2007 change in segment reporting methodology. This presentation is not in accordance with, or an alternative for, U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information cited herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. However, we believe that non-GAAP reporting, giving effect to adjustments that may not be related to the core manufacturing business as shown in the reconciliation below, provides meaningful information and therefore, supplements our GAAP reporting. Management often uses this information to assess and measure the performance of our operating segments. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform addition analyses of operating results, to illustrate the results of operations considering the non-GAAP adjustments and to provide an additional measure of performance.

A reconciliation of GAAP and Non-GAAP information as of October 31, 2006 is as follows:

	2006	2005
	Millions	Millions
Pro Forma Manufacturing Segment Profit	$838	$421
Corporate Items	($398)	($276)
Interest Expense	($192)	($136)
Financial Services Profit	$147	$136

Sub total	($443)	($276)

Consolidated Income Before Tax	$395	$145

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